Exhibit 23.4

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 28, 2014, with respect to the consolidated statements of operations, changes in shareholders’ equity, and cash flows of KWVF Panther Holdco Limited for the period from June 14, 2013 (inception) through December 31, 2013, and the related notes to the consolidated financial statements, incorporated by reference herein to the amendment no. 1 to the December 31, 2015 annual report on Form 10-K of Kennedy Wilson Holdings, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Dublin, Ireland

November 2, 2016